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                                                                       EXHIBIT 5



                 [SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]




                                  May   , 1999



Essef Corporation
220 Park Drive
Chardon, Ohio 44024

Anthony & Sylvan Pools Corporation
220 Park Drive
Chardon, Ohio 44024

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 ("Registration Statement") to be filed by Essef Corporation ("Essef") in connection with its merger with a subsidiary of Pentair, Inc. and the concurrent split-off of shares of Anthony & Sylvan Pools Corporation ("Common Shares"). The Common Shares are to be issued upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of April 30, 1999 among Pentair, Inc., Northstar Acquisition Company and Essef (the "Merger Agreement") and the Transition Agreement among Pentair, Inc., Anthony & Sylvan and Essef (the "Transition Agreement"). We have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, we are of the opinion that the Common Shares, when issued by Anthony & Sylvan as contemplated in the Registration Statement, the Merger Agreement and the Transition Agreement will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the prospectus contained therein.

                              Respectfully submitted,

                              SQUIRE, SANDERS & DEMPSEY L.L.P.